INDEX TO EXHIBITS

EX-99.(a)(9)           Establishment and Designation of Series.

EX-99.(h)(i)(a)        Appendix A - Administration Agreement.

EX-99.(h)(iv)(c)       Appendix A - Shareholder Servicing Agreement.

EX-99.(h)(v)(c)        Appendix A - Eligible Institution Agreement.

EX-99.(h)(xi)          Expense Payment Agreement for High Yield Fixed Income.

EX-99.(h)(xii)         Expense Payment Agreement for Broad Market Fixed Income.

EX-99.(p)(i)-(iii)     Code of Ethics of the Corporation, the Adviser and
                       the Distributor.